Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the references to us and to our estimates of reserves contained in this Annual Report on Form 10-K LRR Energy, L.P. for the year ended December 31, 2011 and in LRR Energy’s previously filed Registration Statements on Form S-8 (Nos. 333-178005).

NETHERLAND, SEWELL & ASSOCIATES, INC.

	By:	/s/ J. Carter Henson, Jr.
J. Carter Henson, Jr., P.E.
Senior Vice President

Houston, Texas
March 27, 2012

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